ENTERPRISE FINANCIAL SERVICES CORP

Moderator:    Peter Benoist
October 25, 2012
3:30 p.m. ET

Operator:	Good afternoon. My name is (Tamaria) and I will be your conference operator today. At this time, I would like to welcome everyone to the Enterprise Financial Earnings call.

All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

Mr. Benoist, you may begin your conference.

Operator:	Ladies and gentlemen, this is the operator. Today's conference is scheduled to begin momentarily. Until that time your lines will again be placed on music hold. Thank you for your patience.

Operator:	You may begin your conference.

Peter Benoist:
Thank you (Tamaria). Apologizes for the delay. We had a little bit of a technical difficulty. This is Peter Benoist. I just want to welcome all of you and thank you for taking the time to join our third quarter earnings call.

I'm joined on the call by Steve Marsh, our President and Chief Credit Officer and Frank Sanfilippo, our Chief Financial Officer. And each of them will be making separate remarks as it relates to the quarter as well.

I characterize our Q3 results all in as solid. We continue to trend our trend of building balance sheet strength and improving the quality of earnings in several key areas. From a funding perspective we improved our deposit mix. Money market and interest bearing transaction accounts currently represent 31 percent of the total deposits and demand deposits now equal 24 percent of the deposit book.

We reduced higher cost CDs 9 percent on a linked quarter basis and the overall cost of interest bearing deposits was reduced seven basis points from the second quarter. Organic loans increased 2 percent in the quarter or 8 percent annualized as compared to a 6 percent annualized growth rate through the second quarter. More importantly commercial and industrial loans increased 5 percent in the quarter or 25 percent annualized.

Strong increases were noted in asset based lending and life insurance premium finance fundings in particular. And the majority of our gross loan volume in the quarter was represented by new relationships to Enterprise. C&I loans now represent 44 percent of our total loan book. We believe that over the long term the sustainability and the multi cross sell opportunities represented in high quality C&I relationships creates the best shareholder value over time.

Price competition for quality C&I businesses in all of our markets and that coupled with lower rates on maturing fixed rate credits continues to put pressure on loan yield. A continued focus on neutral lending strategy such as asset based lending and structured finance, along with maintaining price discipline on traditional C&I credit is intended to help mitigate pricing pressures which are expected to continue.

Strong improvements in asset quality were achieved in the quarter with reductions of 21 percent in non-performing loans and a 28 percent reduction in other real estate owned all on a quarterly basis. A somewhat higher loss rate in the quarter was consistent with our strategy of removing non-performing and classified asset risks from our book and we expect further improvement in the fourth quarter as well.

Finally we increased tangible common equity 35 basis points in the quarter to 6.19 percent consistent with our goal of achieving a minimum tangible common ratio of 7 percent by year-end '14. We do expect to achieve that target well ahead of schedule.

Strong accelerations in the covered loan book boosted our yield significantly as we experience continued unplanned cash flow and pay downs during the quarter. On a life today basis, our recovery efforts in the covered book have produced $60 million in net revenue to the Company.

I've asked Steve Marsh to comment further on asset quality trends, loan growth and generally the business climate so I'm going to turn it over to Steve.

(Stephen P. Marsh):
OK, thank you, Peter. As the notes indicate as of September 30th organic loans stood at $2 billion. This is up $38 million or 2 percent on a quarter-over-quarter basis. The growth in the portfolio in the last quarter was exclusively due to C&I growth. C&I loans were up $39 million or 5 percent in the third quarter. This continues to be a focus of our company. One because credit metrics and C&I have been better for our company as with most banks over the last downturn and second of all, the C&I relationship allows us to develop a deeper more profitable relationship as we cross sell services.

So this has been a very intentional program on our part. On a year-over-year basis comparing September '11 to September 30th of '12 all loans were up 119 million or 6 percent. C&I loans were up 174 million or 25 percent. And construction and development financing loans were down 37 million or 11 percent.

Turning to asset quality, non-performing loans on the organic portfolio stood at 32 million at the end of the quarter. This is down 21 percent on quarter-over-quarter basis. Year-over-year September 30, 2011 non-performing loans were 48 million and they're 32 million at 9-30-12, so down 33 percent.

The 32 million in non-performing loans are compromised of 38 relationships with the largest being $5 million which is a real estate loan in our footprint in St. Louis. Non-performing loans on a year-over-year basis is a percentage of the portfolio were 2.08 at September 30, 2011 and were 1.61 at September 30, 2012.

Construction and development represents the largest segment of our non-performing loan category. Past dues which aren't a great predictor of future problem loans but better to be lower than higher were at 7 basis points at the end of the quarter. Progress on loan quality as a result of our aggressive strategy on dealing with problem and classified assets, the successful charge-offs in the fourth quarter could be up to $8 million.

However, this will allow the bank to go into 2013 with lower levels of non-performing assets and lower levels of classified credit as well. Organic, turning to organic real estate, other real estate owned at September 30, organic other real estate owned was 12 million, $12-1/2 million. This is down from 17.4 million at the end of the quarter and down from 21 million at this point last year. In the third quarter, in the organic book we sold $9 million of other real estate owned for a book gain of a 700,000.

Non-performing assets were 1.4 percent down from 1.84 on a linked quarter basis. Charge-offs from the third quarter were 3.1 million which would be an annualized rate of about 64 basis points. We expect a fourth quarter losses to be as high as 8 million as we continue our strategy on aggressively dealing with non-performing assets and classified loans. Provision in the quarter was $1 million versus 4 point, 5.4 million on a linked quarter basis.

We expect the provision to be in the range of 2 to 4 million in the fourth quarter. Our allowance for loan losses covered 1.72 percent of all loans and 107 percent of our non-performing. In general looking at the portfolio overall pricing pressure remains stiff in all, for all C&I of business in all of our footprint. New business tends to come at the expense of our competitors as we steal market share.

We've been able to add to profitable relationships due to our strategy at developed and specialized niches. As Peter mentioned, especially life insurance premium finance and the commercial finance group asset based lending group which joined us about a year ago. We also added significant relationship managers, experienced relationship managers in the last two years and they're also responsible for growth in this last period. I'm encouraged by the improving credit picture as we move into 2012.

The economy remains slow and we will have to work hard to get new C&I relationships but I think our track record shows that we're able to do that. Now I'd like to turn it over to Frank Sanfilippo, the CFO, who'll talk about the organic, the covered portfolio as well as, as the finances.

(Frank Sanfilippo):
Thank you Steve good afternoon everybody. I'm going to focus my comments on the covered asset impacts, net interest rate margin, expenses, and capital. The covered assets contributed 6.6 million of pretax net revenue in the third quarter of 2012 compared to 7.4 million in the linked second quarter and 6.0 million in the prior year third quarter. These amounts are shown in the table on page four of the release.

Looking at some of the components the yield on covered loans was 26-1/2 percent in the third quarter or 13.6 percent if you exclude the effects of accelerated cash flows. At September 30, 2012, we still have 95.4 million of accretable yield to recognize over the life of the portfolio. Absent any accelerated cash flows in the fourth quarter of 2012, we expect the base yield on the covered loans to be 13, between 13 and 15 percent.

We continue to increase the prepayment rate assumption used to project cash flows each quarter as a result of the acceleration and that is one reason why we have seen the base yield on this portfolio rise from 7.7 percent in the third quarter last year to the 13.6 percent in this quarter. As a result of our quarterly recasting or our remeasurement of cash flows on the covered loan, impairments totaling 10.9 million were recorded on certain loan pools as provision for loan losses covered under FDIC loss share on our income statement.

This compares to 2.7 million of impairment recorded in the third quarter of 2011. The provision expense was partially offset for non-interest income by an increase in the FDIC loss share recoverable totaling $8.7 million thereby reducing the net pretax impact of the provision costs, 2.2 million in the third quarter.

The 10.9 million of impairment was primarily the result of two factors. One the delinquency data utilized in our most recent recast process indicated a higher level of default probability for certain loan pools and to a lesser extent, actual losses realized in the most recent three months were in excess of prior estimates.

Factoring out of the 8.7 million increase for the FDIC loss share receivable noted above, the change in the FDIC loss share receivable which is part of noninterest income, was a negative 6.8 million, consistent with the negative accretion on the indemnification asset seen in the prior quarter. Remember, this negative accretion is adjusting the indemnification asset downward over its prospective life by bank to match the expected reimbursement of losses from the FDIC under the loss share agreement.

Absent any additional provision or acceleration impact we would expect negative accretion on the indemnification asset of between 4 million and 6 million for the fourth quarter of 2012. We noted in the release that the net interest rate margin excluding the covered asset was 3.42 percent in the third quarter of 2012 compared to 3.46 percent and 3.45 percent in the linked second and first quarter of 2012 respectively.

A slight improvement in earning asset mix, improved funding costs in mix were offset by lower yields on loans and securities. Loan growth for the year is still expected to be 6 to 8 percent and we have been able to offset the run off in the covered loan book year-to-date. Transaction deposit costs were 38 basis points in the quarter down from 45 basis points in the linked second quarter. And there is still some room to fall.

Non-interesting bearing demand deposit account growth slowed in the third quarter but we have shown nice growth year-to-date for both new business and existing account additions. We will continue to help counter lower market pricing on loans through lower funding costs via both pricing and mix and a better earning asset mix.

Non-interest expenses were 21.3 million in the quarter, flat basically with the previously two linked quarters and we are reaffirming our fourth quarter estimate of between 20 million and 22 million. Finally we have continued positive developments on capital. First, the flattening asset levels combined with unrealized appreciation on investment and strong earnings in the quarter continue to raise our capital ratios nicely.

As Peter noted the TCE, the tangible common equity, to tangible asset ratio is 6.19 percent, not only up 35 basis points in the quarter as he said but it's up 120 basis points since year-end. And finally just last, late yesterday we did receive regulatory approval to redeem our $35 million in TARP and we plan to close on the transaction within the next few weeks.

As previously stated in our guidance, we are funding the redemption from a mix of holding company cash, bank dividend, and a holding company term loan. No capital stock is being issued. As a result of the redemption, the company will have to accelerate the remaining discount accretion on the preferred stock which will negatively impact earnings per share by an estimated 3 cents in the fourth quarter.

That concludes our commentary. (Tamaria) we will now take any questions. Thank you.

Operator:	As a reminder if you would like to ask a question, press star then the number one on your telephone keypad. And your first question comes from the line of (Joe Steven).

Peter Benoist:	(Joe), you there?

(Joe Steven):
Yes. Peter, I actually, I actually had not keyed in but it's when you had the technical difficulties but I will just ask you this, now that I am on. So you get to redeem a TARP without any capital issuance at all, correct as you get to do in a holding company line.

Peter Benoist:	That's correct.

(Joe Steven):	Wow. That's fabulous. OK. That's all I really needed. Thank you.

Peter Benoist:	You bet. Thank you.

Operator:	Your next question comes from the line of (Andrew Liesch).

(Andrew Liesch):	Hi, guys. Last quarter…

Peter Benoist:	Hey.

(Andrew Liesch):	Congrats on the TARP news.

Peter Benoist:	Yes. Thank you.

(Andrew Liesch):
Just one question from me. You pretty much covered them all. It looks like the securities yield in the quarter went up a little bit. I'm kind of curious what you've been adding and - yes, just talk about what you've been adding in the Street.

Frank Sanfilippo:
A mix really of just straight agency mortgage backed securities, a little bit of muni, primarily and the duration of the portfolio I believe is still you know right around 3-1/2 years. So we really haven't extended it too much. So that's what's been happening. I think it's also when, that yield includes our, basically our overnight balances at the Fed. So we've been trying to reduce those and get the money invested as best we can. I think that's, that's, those are the two reasons why I think it would be up a little bit.

(Andrew Liesch):	Got you. Thank you. No, you guys covered the rest of it. Thanks.

Peter Benoist:	Great. Thank you.

Operator:	Your next question comes from the line of (Daniel Cardenas).

(Daniel Cardenas):	Good afternoon, guys.

Peter Benoist:	Hi, Dan.

(Stephen P. Marsh):	Hi, Dan.

(Daniel Cardenas):	Just a quick question. How much cash are you holding at the holding company level right now? And how far down will you take that?

(Frank H. Sanfilippo):	Dan, this is Frank. We have about, we have $15 million of cash in the holding company and I believe we'll use about 8 of that in this redemption.

(Daniel Cardenas):	OK, great. Perfect. All right. Thanks.

Peter Benoist:	Thank you.

Operator:	Your next question comes from the line of (Bryan Martin).

(Bryan Martin):	Hey guys, congrats.

Peter Benoist:	Hi, Bryan.

(Frank H. Sanfilippo):	HI, Bryan.

(Bryan Martin):
Hey Peter, can you talk about I guess just from a (PSM) question on the capital but as far as your credit quality goes you guys have gotten more aggressive this quarter. You talk about being more aggressive you know next quarter. As you guys think about next year, I guess do you guys expect improvement to be slower or would you be less aggressive next year than you're taking, you know the action that you've taken recently here which I guess presumably have helped you, you know kind of get through the hurdle of getting TARP you know from TARP on down if you will.

But I guess is that, is it likely to be a slower process this next year. Is this just kind of working things out. Is that the outlook?

Peter Benoist:
no, I think as we've indicated just in terms of this strategy, when we saw the opportunity to begin to move problem assets at valuations that were realistic. I'd just make that statement which in the last six months, two quarters we have seen, we made the determination that we're better off taking risk off our balance sheet now at reasonable cost.

We've talked about what we think the ranges for those might be, so that we can position the company to really focus on the markets as we get into 13 and 14. I mean troubled assets whether they're classified or non-performers take a lot of human resource, they take a lot of focus, they take a lot of energy, and in that context the quicker we can remove them on a reasonable basis, the more we can refocus those resources on growing the business because we do see opportunity to do that and that was really our intent.

I think that's what we've indicated. We wouldn't have done it if we didn't think the valuations were there from a real estate perspective to get more aggressive, and, and I would also say that as it relates to the covered book performance which has given us some excess capital to execute this strategy, we just felt it was the appropriate direction to take the company. It doesn't mean we're going to shift our emphasis in 13 as it relates to risk mitigation. We'll continue to be focused on risk mitigation. Our hope would be though that they'll be just much less of it to focus on.

(Bryan Martin):
OK, all right and then just from a, from a covered portfolio, I mean I guess the, you know is your expectation that you can, you know the growth you've, on the loan side organically next year is, is still enough to offset the runoff?

Just kind of trying to understand how the, how the covered portfolio is going to run of or what kind of, if and when it begins to stabilize and then just you know maybe another questions from Frank, just as kind of the accelerated cash flows, you know how those, you know what kind of your outlook on, on those as you enter I guess you could think about 2013?

(Frank H. Sanfilippo):
Yes, Brian, this is Frank. I you know probably can't comment at this point too much on that relative to 13. I think you can see that's one of the reasons we're laying out five quarters so you can see you know what the, what's one, what the pay down on the covered loan has been running per quarter. And I think you can, you can see some trends there I think relative you know to the amount of pay down. And then you can also see the level of acceleration.

And we can't, you know we can't comment or say that that's going to continue at that but that's probably the best information we have out there at this point to be able to comment on it.

(Stephen Yen):	Peter, I don't know if you could say anything else but that's kind of ...

Peter Benoist:	I don't know that I'd have anything to add Brian.

(Bryan Martin):	OK, all right, all right I think that's all I had. If I want, if I need something else, I'll jump back in the queue.

Peter Benoist:	OK.

(Frank H. Sanfilippo):	Great thanks.

(Bryan Martin):	Thanks guys.

Operator:	And the next question comes from the line of (Stephen Yen).

(Stephen Yen):	Hey good afternoon guys.

Peter Benoist:	Hi Stephen.

(Frank H. Sanfilippo):	Hi Steve.

(Stephen Yen):
You know I just wanted to make sure I understand it, I think I, I think I do but just for, for clarification but the, you mentioned the potential higher net charge-offs and a little bit higher OREO expense next quarter. Is that just normal expenses related to the, the sale of the credits or is it some, expect to be somewhat higher rate down so in order to get them off the balance sheet?

(Frank H. Sanfilippo):
What we're specific, this is Frank, Stephen, we're talking about there is, is one charge-offs on loans and its charge-offs of reserves that we previously provided for. So it's using that to, to get rid of the non-performing asset or substandard asset and then the losses on sale of real estate. So it's, it's a question of do we want to, if the market is firmed up somewhat do we want to as Peter said, is it a fair to go ahead and dump it, dump the OREO, take a loss but you know you get rid of it and you move on.

So, that's specifically what we're talking about so it's not really in the expense line. It's on the loss on sale of OREO and it's in the net charge-offs that's flowed through the reserve which have been previously provided for.

(Stephen Yen):	OK.

(Frank H. Sanfilippo):	Does that help?

(Stephen Yen):
And, yes, yes, I, that's what I figured. And maybe a question for Peter, you expected to achieve a (TCE) ratio of 7 percent you know ahead of schedule. I'm just curious, what gives you confidence that you'll be able to achieve that. You know it's certainly the, the benefit this quarter helps but kind of looking out what do you think that big drivers are going to be?

Peter Benoist:	I think they'll continue to be the same drivers we're experiencing now.

(Frank H. Sanfilippo):	Good earnings, controlled asset growth, you know you can drive pretty good capital build that way.

(Stephen Yen):	OK, all right, and last question, maybe for you Frank, you mentioned potentially some holding company debt in order to pay back the TARP or pay out the TARP. Any thoughts on what that cost may be?

(Frank H. Sanfilippo):	Well I'll just say it's good to be a borrower, you know so I mean rates are good. Rates are competitive and we were able to get a good rate on it. That's all I'd say at this point.

(Stephen Yen):	OK. Thank you.

Peter Benoist:	Thanks.

Operator:	And your next question comes from the line of (Steven McGravi). Oh, excuse me, (Chris Mcgratty).

(Chris Mcgratty):	Yes, (Steve) is my father. Hey, hey guys.

Male:	(Inaudible).

(Chris Mcgratty):	Maybe I missed the, maybe I missed it Frank on the, on the comment about the negative four to six million in Q4. Can you just remind me where that flow through, I think I missed the comment.

(Frank H. Sanfilippo):	Sure, so down in noninterest income we have that line item called change in FDIC receivables. And its been running negative for the past several quarters.

(Chris Mcgratty):	Right.

(Frank H. Sanfilippo):	Change in FDIC law share receivables specifically.

(Chris Mcgratty):	Yes.

(Frank H. Sanfilippo):	Yes, and it's also on our table.

(Chris Mcgratty):	Yes.

(Frank H. Sanfilippo):
On page four. So, what I'd, what I was explaining is that in the third quarter of 2012 it's showing as positive. But if you back out the, the eight, eight plus million related to the provision offset, OK, you get to a negative, a negative, what is it, negative six or so million, 6.8 million, sorry, 6.8 million on adjusted basis.

And what I'm saying is in the fourth quarter ignoring any future provision there might have to be in the fourth quarter or accelerations which we can't predict exactly, that the negative accretions would be between 4 million and 6 million on that line for the quarter.

(Chris Mcgratty):	OK, helpful and then how about 13? Is this ...

(Frank H. Sanfilippo):	We're not, yes, we're not commenting anything on 13 yet Chris.

(Chris Mcgratty):
OK, that's fair. Just do I'm, just so I'm clear on the credit discussion, with, it sounds like the charge-offs plus or minus can be like 150 basis points next quarter and the reserve will settle in around 150 I guess. What's I guess one of those numbers close, and then I guess, where do you see the reserve Frank going, you know obviously putting a lot of this stuff to bed. Where do you see the reserve to loan ratio going next year?

(Frank H. Sanfilippo):
Yes, Chris I think it's you know on, I know as much as you, I know you guys have already been projecting obviously 2013. I think, and we talked about it, I just think that there's still a considerable uncertainty and you know we're going through our budget process now I just think it, unfortunately it's too early to comment on a forward looking basis relative to 13.

(Chris Mcgratty):	OK, all right thank you.

(Frank H. Sanfilippo):	Sorry I can't be more helpful.

(Chris Mcgratty):	No, understood, thanks.

Peter Benoist:	Thank you.

Operator:	Again to ask a question, press star one. And there are no further questions at this time.

Peter Benoist:	OK, well we thank all of your interest for your time. We look forward to reconnecting with you next quarter. Thanks very much.

Operator:	And this concludes today's conference call. You may now disconnect.

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